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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   -----------

                                  SCHEDULE 13G
                                 (RULE 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                               (AMENDMENT NO. 1)(1)


                                HEALTHCENTRAL.COM
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   42221V 10 6
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                DECEMBER 31, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

    [ ]    Rule 13d-1(b)
    [ ]    Rule 13d-1(c)
    [X]    Rule 13d-1(d)

-----------------------------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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------------------------------                    ------------------------------
    CUSIP No. 42221V 10 6             13G               Page 2 of 5 Pages
------------------------------                    ------------------------------

--------------------------------------------------------------------------------
1.          NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            MICHAEL D. MCDONALD
--------------------------------------------------------------------------------
2.          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3.          SEC USE ONLY

--------------------------------------------------------------------------------
4.          CITIZENSHIP OR PLACE OF ORGANIZATION

            USA
--------------------------------------------------------------------------------
                         5.          SOLE VOTING POWER

                                     1,623,018*
                         -------------------------------------------------------
     NUMBER OF           6.          SHARED VOTING POWER
      SHARES
   BENEFICIALLY                      833**
     OWNED BY            -------------------------------------------------------
       EACH              7.          SOLE DISPOSITIVE POWER
     REPORTING
      PERSON                         1,623,018*
       WITH              -------------------------------------------------------
                         8.          SHARED DISPOSITIVE POWER

                                     833**
--------------------------------------------------------------------------------
9.          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,623,851
--------------------------------------------------------------------------------
10.         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*                                                          [ ]
--------------------------------------------------------------------------------
11.         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            7.2%
--------------------------------------------------------------------------------
12.         TYPE OF REPORTING PERSON*

            IN
--------------------------------------------------------------------------------
                                *SEE INSTRUCTIONS

*Includes 190,292 shares held in trusts for the benefit of Michael D. McDonald's children

**Represents shares held by Michael D. McDonald's wife.

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------------------------------                    ------------------------------
    CUSIP No. 42221V 10 6             13G               Page 3 of 5 Pages
------------------------------                    ------------------------------

ITEM 1(a).         NAME OF ISSUER:

                           HEALTHCENTRAL.COM
                   -------------------------------------------------------------
                   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

ITEM 1(b). MARKETPLACE TOWER, 6001 SHELLMOUND STREET, SUITE 800 EMERYVILLE, CA 94608
                   -------------------------------------------------------------
                   NAME OF PERSON FILING:

ITEM 2(a).                 MICHAEL D. MCDONALD
                   -------------------------------------------------------------
                   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

ITEM 2(b).                 10604 CROSSING CREEK ROAD, POTOMAC, MD  20854
                   -------------------------------------------------------------
                   CITIZENSHIP:

ITEM 2(c).                 USA
                   -------------------------------------------------------------
                   TITLE OF CLASS OF SECURITIES:

ITEM 2(d).                 COMMON STOCK
                   -------------------------------------------------------------
                   CUSIP NUMBER:

ITEM 2(e).                 42221V 10 6
                   -------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b) OR
        (c), CHECK WHETHER THE PERSON FILING IS A:

    (a)[ ] Broker or dealer registered under Section 15 of the Exchange Act.

    (b)[ ] Bank as defined in Section 3(a)(6) of the Exchange Act.

    (c)[ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

    (d)[ ] Investment company registered under Section 8 of the Investment Company Act.

    (e)[ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).

    (f)[ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

    (g)[ ] A parent holding company or control person in accordance with Rule 13d-1(b)(ii)(G).

    (h)[ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

    (i)[ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.

    (j)[ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J) If this statement
           is filed pursuant to Rule 13d-1(c), check this box.             [ ]


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------------------------------                    ------------------------------
    CUSIP No. 42221V 10 6             13G               Page 4 of 5 Pages
------------------------------                    ------------------------------


ITEM 4. OWNERSHIP.

        (a)     Amount beneficially owned:

                1,623,851
                ----------------------------------------------------------------

        (b)     Percent of class:

                7.2%
                ----------------------------------------------------------------

        (c)     Number of shares as to which such person has:

        (i)     Sole power to vote or to direct the vote         1,623,018*
                                                        ------------------------

        (ii)    Shared power to vote or to direct the vote       833**
                                                          ----------------------

        (iii)   Sole power to dispose or to direct the disposition of 1,623,018*
                                                                     -----------

        (iv)    Shared power to dispose or to direct the disposition of 833**
                                                                       ---------

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

        NOT APPLICABLE

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

        NOT APPLICABLE

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

        NOT APPLICABLE

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

        NOT APPLICABLE

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

        NOT APPLICABLE

ITEM 10.CERTIFICATION.

        NOT APPLICABLE

-------------------------
*Includes 190,292 shares held in trusts for the benefit of Michael D. McDonald's children

**Represents shares held by Michael D. McDonald's wife.


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    CUSIP No. 42221V 10 6             13G               Page 5 of 5 Pages
------------------------------                    ------------------------------

                                    SIGNATURE


        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                            FEBRUARY 14, 2000
                                   ------------------------------------
                                                 (Date)

                                            /s/ MICHAEL D. MCDONALD
                                   ------------------------------------
                                                 (Signature)

                                            MICHAEL D. MCDONALD
                                   ------------------------------------
                                                 (Name/Title)